Exhibit 1.2

CONFIRMATION

Date:	May 16, 2013

To:	DDR Corp.
3300 Enterprise Parkway
Beachwood, Ohio 44122

Telefax No.:	216-755-1827

Attention:	Luke Petherbridge
Senior Vice President of Capital Markets

From:	Goldman, Sachs & Co.

Telefax No.:	(917) 977-4253; (917) 977-3153

Re:	Issuer Forward Sale Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between DDR Corp. (“Counterparty”) and Goldman, Sachs & Co. (“Bank”) on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the ISDA Agreement specified below.

This Confirmation evidences a complete binding agreement between you and us as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency-Cross Border) (“ISDA Agreement”) as if we had executed an agreement in such form on the Trade Date of the first such Transaction between you and us, and such agreement shall be considered the “Agreement” hereunder. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the ISDA Agreement.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Definitions”) as published by ISDA are incorporated into this Confirmation. In addition, the terms Closing Date, Date of Delivery, Initial Underwritten Securities and Option Underwritten Securities have the meanings assigned to such terms in the Underwriting Agreement (as defined below) (in particular, in the case of Initial Underwritten Securities and Option Underwritten Securities, the meanings assigned to such terms with respect to Bank or the affiliate of Bank acting as “Forward Seller” under Section 3(b) of the Underwriting Agreement).

THIS CONFIRMATION WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

1. In the event of any inconsistency between this Confirmation, on the one hand, and the Definitions or the ISDA Agreement, on the other hand, this Confirmation will govern.

2. Each party will make each payment specified in this Confirmation as being payable by such party, not later than the due date for value on that date in the place of the account specified below or otherwise specified in writing, in freely transferable funds and in a manner customary for payments in the required currency.

3. Confirmations:

This Confirmation and the ISDA Agreement shall constitute the written agreement between Counterparty and Bank with respect to the Transaction. The Transaction constitutes a Share Forward Transaction for purposes of the Definitions.

The terms of the particular Transaction to which this Confirmation relates are as follows:

Trade Date:	May 16, 2013

Effective Date:	The Closing Date

Seller:	Counterparty

Buyer:	Bank

Shares:	The common stock, $0.10 par value per share, of Counterparty (Symbol: “DDR”).

Number of Shares:	Initially, 8,500,000 Shares; provided that such number shall be increased on each Date of Delivery by the number of Option Underwritten Securities purchased from Bank (or its agent or affiliate) pursuant to Section 3 of the Underwriting Agreement for such Date of Delivery (which number of Option Underwritten Securities, for the avoidance of doubt but subject to Section 10(a) and Section 3 of the Underwriting Agreement, will be proportional to the aggregate number of “Option Underwritten Securities” as to which the option is exercised pursuant to Section 3(a)(ii) of the Underwriting Agreement), subject to “Accelerated Unwind” below and Section 10(a).

Initial Forward Price:	$18.21582 per Share

Forward Price:	As of any day, the Initial Forward Price, plus the Forward Accrual Amount, minus the Expected Dividend Amount; provided that if the Number of Shares is increased in respect of any Option Underwritten Securities, the Forward Price shall be adjusted by the Calculation Agent on the Date of Delivery for such Option Underwritten Securities to account for the fact that the Forward Accrual Amount shall not apply prior to such Date of Delivery with respect to the number of Shares by which the Number of Shares has been so increased (and, for the avoidance of doubt, the Forward Accrual Amount prior to such Date of Delivery shall continue to apply with respect to the number of Shares comprising the Number of Shares prior to such increase).

WHERE:

“Forward Accrual Amount” means an accrual on the Initial Forward Price for the period from and including the Effective Date to but excluding the Settlement Date or Cash Settlement Payment Date, as applicable, at a per annum rate equal to the Federal Funds Open Rate minus the Fixed Charge for each day in that period, compounded on each such day and calculated on an Actual/360 basis.

“Expected Dividend Amount” means the sum of, for each Expected Dividend with an Expected Dividend Ex-Dividend Date (as defined below) occurring on or before the relevant Settlement Date or Cash Settlement Payment Date, as applicable, such Expected Dividend, plus an accrual thereon for the period, if any, from and including the related Expected Dividend Payment Date (as defined below) to but excluding such Settlement Date or Cash Settlement Payment Date at a per annum rate equal to the Federal Funds Open Rate minus the Fixed Charge for each day in that period, compounded on each such day and calculated on an Actual/360 basis.

“Expected Dividend” means USD 0.135 per Share per calendar quarter based on a quarterly dividend payment date expected to occur on July 2, 2013, October 8, 2013 and January 7, 2014 (each, an “Expected Dividend Payment Date”) with an expected ex-dividend date of June 11, 2013, September 17, 2013 and December 13, 2013, as applicable (each an “Expected Dividend Ex-Dividend Date”).

“Federal Funds Open Rate” means with respect to any day, the opening federal funds rate quoted on Bloomberg Page “FedsOpen <Index> GO” (or any successor thereto) as of such day (or, if that day is not a Business Day, the next preceding Business Day); provided that if no such rate appears on such Business Day, the Calculation Agent shall determine the rate in a commercially reasonable manner from any publicly available source (including any Federal Reserve Bank).

“Fixed Charge” means the Borrow Cost.

“Borrow Cost” means 25 basis points per annum.

“Business Day” means any day on which the commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York City.

Prepayment:	Not Applicable

Variable Obligation:	Not Applicable

Exchange:	New York Stock Exchange

Related Exchanges:	All Exchanges

Calculation Agent:	Bank, which shall make all calculations, adjustments and determinations required pursuant to the Transaction, and such calculations, adjustments and determinations shall be binding absent manifest error.

Relevant Day:	Each day listed in Annex A hereto and every fourth Scheduled Trading Day after the last day so listed, as determined by the Calculation Agent. The Definitions are hereby amended by replacing the following instances of the defined term “Scheduled Trading Day” with the defined term “Relevant Day”: (i) in the definition of “Exchange Business Day” and (ii) in Article 6 of the Definitions.

4. Valuation:

Valuation Date:	Any Relevant Day during a Valuation Period, on which Shares are purchased by or on behalf of Bank (or its agent or affiliate) with respect to its hedge of the Transaction.

Initial Valuation Date:	August 8, 2013 (which date is a Relevant Day fifteen (15) Relevant Days prior to the Settlement Date), subject to “Accelerated Unwind” below and Section 12(b).

Valuation Periods:	Each period commencing on the Initial Valuation Date and ending on the Relevant Day on which the aggregate number of Valued Shares for all days in such Valuation Period equals the number of Shares for such Valuation Period.

For any Valuation Period, “Valued Shares” means (i) where Cash Settlement is applicable to such Valuation Period, a number of Shares purchased by or on behalf of Bank (or its agent or affiliate) with respect to its hedge of the Transaction during such Valuation Period and (ii)

where Net Share Settlement is applicable to such Valuation Period, (x) a number of Shares purchased by or on behalf of Bank (or its agent or affiliate) with respect to its hedge of the Transaction during such Valuation Period, multiplied by (y) the Settlement Price for such Valuation Period, divided by (z) the Forward Price for the last Valuation Date of such Valuation Period.

Accelerated Unwind:	Subject to Section 12(b), Counterparty may, by providing Bank at least fifteen (15) calendar days’ notice (a “Settlement Notice”), irrevocably elect to accelerate the Initial Valuation Date or the Settlement Date, as the case may be, for all or a portion of the Number of Shares (such portion of the Number of Shares specified in such Settlement Notice, the “Unwind Shares”) to a Relevant Day specified by Counterparty in such Settlement Notice, which Settlement Notice shall also specify Counterparty’s Settlement Method Election, if any, for all such Unwind Shares (which Settlement Method Election shall, for the avoidance of doubt, meet the requirements therefor set forth opposite the caption “Settlement Method Election” below). Counterparty may not designate an Initial Valuation Date that occurs during (i) a Valuation Period relating to another Initial Valuation Date designated pursuant to this paragraph, or (ii) the Valuation Period with respect to the scheduled Settlement Date under this Confirmation or (iii) a valuation period (however defined) under any agreement similar to the Transaction as described in Section 11(d) (it being understood that the Initial Valuation Date will not occur during such a valuation period (however defined) under the Other Confirmations (as defined below) if no exchange business day (however defined) of such valuation period would occur on a Relevant Day under this Confirmation).

Upon the acceleration of the Initial Valuation Date or Settlement Date as described above with respect to a portion but not all of the Number of Shares, the Transaction shall be treated as if it were two transactions with terms identical to those of the Transaction, except that (i) the first such transaction shall have a Number of Shares equal to the number of Unwind Shares and an Initial Valuation Date or Settlement Date, as the case may be, as specified in the relevant Settlement Notice and (ii) the second such transaction shall have a Number of Shares equal to the Number of Shares for the Transaction, minus the number of Unwind Shares (including the Unwind Shares for all previously accelerated “transactions”).

Unwind Activities:	During each Valuation Period, Bank (or its agent or affiliate) shall purchase Shares with respect to its hedge of the Transaction. The times, prices and quantities at which Bank (or its agent or affiliate) purchases any Shares during any Valuation Period and the manner in which such purchases are effected shall be at Bank’s sole discretion (it being understood that Bank may exercise such discretion after considering whether and in what quantity or manner purchasing Shares would be permitted or appropriate under applicable securities laws). For the avoidance of doubt, the Cash Settlement Payment Date in respect of a Valuation Period may occur prior to, on or later than, as the case may be, the Settlement Date that otherwise would have applied with respect to the Number of Shares for such Valuation Period had Physical Settlement been applicable.

5. Settlement Terms:

Settlement Currency:	USD

Settlement Method Election:	Applicable, subject to the proviso to Section 12(b)(i); provided that (i) for purposes of this Confirmation, Section 7.1 of the Definitions is hereby amended by adding the phrase “, Net Share Settlement” after “Cash Settlement” in the sixth line thereof and (ii) if Counterparty elects Cash Settlement or Net Share Settlement, it shall be deemed to have repeated the representations contained in Section 11(b)(vi), (vii), (ix), (x) and (xvii) on the date of notice of such election.

Electing Party:	Counterparty

Settlement Method Election Date:	The fifth (5th) Relevant Day immediately preceding the Initial Valuation Date; provided that, with respect to any Accelerated Unwind, the Settlement Method Election Date shall be the date of delivery of the Settlement Notice and Counterparty may only elect the Settlement Method pursuant to “Accelerated Unwind” above.

Default Settlement Method:	Physical Settlement

Settlement Date:	Subject to “Accelerated Unwind” above, October 31, 2013.

Cash Settlement Payment Date:	In respect of any Valuation Period, in respect of the last Valuation Date of such Valuation Period, the third (3rd) Scheduled Trading Day following such Valuation Date.

Settlement Price:	In respect of any Valuation Period, the volume-weighted average of the 10b-18 VWAP prices per Share on each

Exchange Business Day that is not a Disrupted Day in full during the period from and including the Initial Valuation Date to and including the last Valuation Date of such Valuation Period.

10b-18 VWAP:	In respect of any Exchange Business Day that is not a Disrupted Day, the volume-weighted average price at which the Shares trade as reported in the composite transactions for the Exchange on such Exchange Business Day, excluding (i) trades that do not settle regular way, (ii) opening (regular way) reported trades on the Exchange on such Exchange Business Day, (iii) trades that occur in the last ten (10) minutes before the scheduled close of trading on the Exchange on such Exchange Business Day and ten (10) minutes before the scheduled close of the primary trading session in the market where the trade is effected, and (iv) trades on such Exchange Business Day that do not satisfy the requirements of Rule 10b-18(b)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as determined in good faith by the Calculation Agent (such trades in the Shares on such Exchange Business Day, excluding any such excluded trades, the “Rule 10b-18 Eligible Transactions” for such Exchange Business Day). Counterparty acknowledges that the Calculation Agent may refer to the Bloomberg Page “DDR.N <Equity> AQR SEC” (or any successor thereto), in its discretion, for such Exchange Business Day to determine the 10b-18 VWAP.

Forward Cash Settlement Amount:	If applicable in respect of any Valuation Period, an amount equal to (i) the Valued Shares for such Valuation Period multiplied by (ii) an amount equal to (A) the Settlement Price for such Valuation Period minus (B) the Forward Price for the last Valuation Date of such Valuation Period.

Net Share Settlement:	If applicable in respect of any Valuation Period, on the Cash Settlement Payment Date, (i) if the Net Share Settlement Amount is positive, then Seller shall deliver to Buyer the Net Share Settlement Amount, and (ii) if the Net Share Settlement Amount is negative, then Buyer shall deliver to Seller the absolute value of the Net Share Settlement Amount. For these purposes, the provisions of Sections 9.8, 9.9, 9.10, 9.11 and 9.12 of the Definitions will be applicable.

Net Share Settlement Amount:	If applicable in respect of any Valuation Period, a number of Shares (rounded down to the nearest whole Share) equal to (i) the number of Valued Shares for such Valuation Period, minus (ii) the number of Shares purchased by or on behalf of Bank (or its agent or affiliate) with respect to its hedge of the Transaction during such Valuation Period, plus cash (at the Settlement Price) for any fractional Share.

Valuation Disruption:	The definition of “Market Disruption Event” in Section 6.3(a) of the Definitions is hereby amended by deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “at any time on any Exchange Business Day during the Valuation Period” after the word “material,” in the third line thereof.

Section 6.3(d) of the Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

If a Disrupted Day is a Disrupted Day because of a Market Disruption Event (or a deemed Market Disruption Event), the Calculation Agent shall determine in its sole discretion whether (i) such Disrupted Day is a Disrupted Day in full, in which case the 10b-18 VWAP for such Disrupted Day shall not be included for purposes of determining the Settlement Price, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the 10b-18 VWAP for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 Eligible Transactions in the Shares on such Disrupted Day effected before the relevant Market Disruption Event occurred and/or after the relevant Market Disruption Event ended, and the weighting of the 10b-18 VWAP for the relevant Exchange Business Days during the Valuation Period shall be adjusted in a commercially reasonable manner by the Calculation Agent for purposes of determining the Settlement Price, with such adjustments based on the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares. Any Relevant Day on which the Exchange is scheduled to close prior to its normal close of trading shall be deemed to be a Disrupted Day in full. Upon reasonable request by Counterparty, Bank shall promptly provide to Counterparty information relating to its calculation or determination of the 10b-18 VWAP for any Disrupted Day (but without disclosing Bank’s proprietary models or positions and only to the extent not in violation of applicable laws, regulations, policies, or contractual obligations).

Regulatory Disruption:	Any event that Bank, in its reasonable discretion based on the advice of counsel, determines makes it appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements or related policies and procedures are imposed by law or have been voluntarily adopted by Bank), that apply generally to all transactions of a nature and kind similar to the Transaction, for it to refrain from or decrease any Unwind Activity on any Exchange Business Day, may by written notice to Counterparty be deemed by Bank to be a Market Disruption Event, which has occurred and will be continuing on such Exchange Business Day.

Representation and Agreement:	Notwithstanding Section 9.11 of the Definitions, the parties acknowledge that any Shares delivered to Counterparty will be subject to restrictions and limitations arising from Counterparty or its affiliates or out of Counterparty’s status under applicable securities laws.

6. Adjustments:

Method of Adjustment:	Subject to Section 12(b), Calculation Agent Adjustment.

Early Ordinary Dividend:	If an ex-dividend date for any dividend or distribution on the Shares occurs during any calendar quarter occurring (in whole or in part) during the Relevant Dividend Period and such ex-dividend date occurs prior to the Expected Dividend Ex-Dividend Date for such calendar quarter, the Calculation Agent shall make such adjustments to the Forward Price as the Calculation Agent determines appropriate to account for the economic effect on the Transaction of such event.

Relevant Dividend Period:	The period from and including the Trade Date to but excluding the final Cash Settlement Payment Date or Settlement Date, as the case may be.

7. Extraordinary Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the Definitions, the text in (i) shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Market or the NASDAQ Global Select Market (or their respective successors)”.

Consequences of Merger Events (in each case, subject to Section 12(b)):

(a) Share-for-Share:	Alternative Obligation

(b) Share-for Other:	Cancellation and Payment

(c) Share-for-Combined:	Component Adjustment

Tender Offer:	Applicable

Consequences of Tender Offers (in each case, subject to Section 12(b)):

(a) Share-for-Share:	Calculation Agent Adjustment

(b) Share-for-Other:	Calculation Agent Adjustment

(c) Share-for-Combined:	Calculation Agent Adjustment

provided that for all Consequences of Tender Offers where Calculation Agent Adjustment is specified, Section 12.3(c) of the Definitions is hereby amended by deleting the words “the Issuer and the Shares will not change, but” immediately following the words “Tender Offer Date” in the first line thereof.

Composition of Combined Consideration:	As reasonably determined by the Calculation Agent.

Nationalization, Insolvency or Delisting:	Subject to Section 12(b), Cancellation and Payment

In addition to the provisions of Section 12.6(a)(iii) of the Definitions, it will also constitute a Delisting if the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Market or the NASDAQ Global Select Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Determining Party:	For all applicable Extraordinary Events, Bank

8. Additional Disruption Events (in each case, subject to Section 12(b)):

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) by adding the phrase “and/or Hedge Position” after the word “Shares” in clause (X) thereof, and (iii) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; provided, further that (i) any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and (ii) Section 12.9(a)(ii) of the Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.

Failure to Deliver:	Applicable

Insolvency Filing:	Notwithstanding anything to the contrary herein, in the ISDA Agreement or in the Definitions, upon any Insolvency Filing or other proceeding under the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”) in respect of the Issuer, the Transaction shall automatically terminate on the date thereof without further liability of either party to this Confirmation to the other party (except for any liability in respect of any breach of representation or covenant by a party under this Confirmation prior to the date of such Insolvency Filing or other proceeding), it being understood that the Transaction is a contract for the issuance of Shares by the Issuer.

Hedging Disruption:	Applicable

Increased Cost of Hedging:	Applicable

Hedging Party:	For all applicable Additional Disruption Events, Bank

Determining Party:	For all applicable Additional Disruption Events, Bank

Bank agrees to give advance notice to Counterparty of its hedging strategy with respect to the Transaction and any subsequent material changes to such hedging strategy.

9. Non-Reliance:

Non-Reliance:	Applicable

Agreements and Acknowledgments
Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

10. Matters relating to the Purchase of Shares and Related Matters:

(a) Conditions to Effectiveness. The effectiveness of this Confirmation on the Effective Date shall be subject to the following conditions:

(i) the representations and warranties of Counterparty contained in the Underwriting Agreement (the “Underwriting Agreement”) dated the date hereof among Counterparty, Bank and JPMorgan Chase Bank, National Association, Royal Bank of Canada and Wells Fargo Bank, National Association, as the Forward Counterparties, and Goldman, Sachs & Co., J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., RBC Capital Markets, LLC, and Wells Fargo Securities, LLC as the several Underwriters and any certificate delivered pursuant thereto by Counterparty shall be true and correct on the Effective Date as if made as of the Effective Date;

(ii) Counterparty shall have performed all of the obligations required to be performed by it under the Underwriting Agreement on or prior to the Effective Date;

(iii) all of the conditions set forth in Section 7 of the Underwriting Agreement shall have been satisfied;

(iv) no event that constitutes an Extraordinary Event, a Change in Law, a Hedging Disruption, a Stock Borrow Event (as defined below) or an Increased Cost of Hedging shall have occurred;

(v) all of the representations and warranties of Counterparty hereunder and under the ISDA Agreement shall be true and correct on the Effective Date as if made as of the Effective Date; and

(vi) Counterparty shall have performed all of the obligations required to be performed by it hereunder and under the ISDA Agreement on or prior to the Effective Date.

If delivery and payment for the Initial Underwritten Securities shall not have occurred by the close of business on the Effective Date, the parties shall have no further obligations in connection with the Transaction, other than in respect of Section 10(f) and/or breaches of representations or covenants on or prior to such date. If the number of Initial Underwritten Securities shall be a number less than the initial Number of Shares specified opposite the caption “Number of Shares” above, the Number of Shares hereunder shall be reduced to a number equal to such number of Initial Underwritten Securities. Notwithstanding the definition thereof, the “Number of Shares” shall not be increased in respect of any Option Underwritten Securities to a number of Shares greater than the number equal to the sum of the Initial Underwritten Securities and the

Option Underwritten Securities (in the aggregate for all previous Dates of Delivery). In addition, if Bank determines, in its sole discretion, that it (or its agent or affiliate) is unable to borrow and deliver for sale a number of Shares equal to the initial Number of Shares specified opposite the caption “Number of Shares” above on the Effective Date pursuant to the Underwriting Agreement (or a number of Shares equal to the number of Option Underwritten Securities on any Date of Delivery) or if, in the sole discretion of Bank (or its agent or affiliate), it would be impracticable to do so or would entail a stock loan cost in excess of a rate equal to the Borrow Cost, then the Number of Shares (or the increase in the Number of Shares in respect of such Option Underwritten Securities) shall be limited to the number of Shares Bank (or its agent or affiliate) may borrow on the Effective Date (or such Date of Delivery) at a cost at or below such rate. Bank agrees to provide commercially reasonable prior notice of any such limitation of the Number of Shares (or an increase in the Number of Shares) (it being understood that such notice shall not be a condition to any such limitation). If, for any reason, the prospectus contemplated by the Underwriting Agreement ceases to be current and available for use prior to the completion by Bank, its affiliates or any other forward counterparty or underwriter of the sale of a number of Shares equal to the Number of Shares (as increased in respect of the Option Underwritten Securities, if any), Bank may reduce the Number of Shares hereunder to the number of Shares sold prior to such time.

(b) Underwriting Agreement Representations, Warranties and Covenants. On the Trade Date, the Effective Date, each Date of Delivery and on each date on which Bank, its affiliates or any other forward counterparty or underwriter delivers a prospectus in connection with a sale to hedge the Transaction, Counterparty hereby makes to Bank as of such date all of the representations and warranties contained in the Underwriting Agreement. Counterparty hereby agrees to comply with its covenants contained in the Underwriting Agreement as if such covenants were made in favor of Bank.

(c) Interpretive Letter. Counterparty agrees and acknowledges that the Transaction is being entered into in accordance with the October 9, 2003 interpretive letter from the staff of the Securities and Exchange Commission to Goldman, Sachs & Co. (the “Interpretive Letter”) and agrees that, with respect to the foregoing, Counterparty has filed a registration statement on Form S-3 with respect to the “maximum number of shares” (as such term is described in the Interpretive Letter) and appropriate undertakings under Rule 415 under the Securities Act, including, but not limited to, Rule 415(a)(4).

(d) Agreements and Acknowledgments of Counterparty Regarding Shares.

(i) Counterparty agrees and acknowledges that, in respect of any Shares delivered to Bank hereunder, such Shares shall be, upon such delivery, duly and validly authorized, issued and outstanding, fully paid and nonassessable, free of any lien, charge, claim, any preemptive or similar rights or other encumbrance and shall, upon such issuance, be accepted for listing or quotation on the Exchange;

(ii) Counterparty agrees and acknowledges that Bank (or its agent or affiliate) will hedge its exposure to the Transaction by selling Shares borrowed from third party securities lenders or other Shares pursuant to a registration statement, and that, pursuant to the terms of the Interpretive Letter, the Shares (up to the Number of Shares) delivered, pledged or loaned by Counterparty to Bank (or its agent or affiliate) in connection with the Transaction may be used by Bank (or its agent or affiliate) to return to securities lenders without further registration under the Securities Act of 1933, as amended (the “Securities Act”). Accordingly, Counterparty agrees that the Shares that it delivers, pledges or loans to Bank (or its agent or affiliate) on or prior to any Settlement Date or Cash Settlement Payment Date, as the case may be, will not bear a restrictive legend and that such Shares will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System; and

(iii) Counterparty agrees not to take any action to reduce or decrease the number of authorized and unissued Shares below the sum of (x) the maximum number of Shares deliverable pursuant to the Transaction and (y) the total number of Shares issuable upon settlement (whether by net share settlement or otherwise) of any other transaction or agreement to which it is a party.

(e) Private Placement Procedures. If Counterparty is unable to comply with the provisions of sub-paragraph (ii) of “Agreements and Acknowledgments of Counterparty Regarding Shares” above because of a change in law or a change in interpretation or the policy of the Securities and Exchange Commission or its staff, or Bank otherwise determines that in its reasonable opinion any Shares to be delivered to Bank (or its agent or affiliate) by Counterparty may not be freely returned by Bank (or its agent or affiliate) to securities lenders as described under such sub-paragraph (ii), then delivery of any such Shares (the “Restricted Shares”) shall be effected pursuant to clause (i) below.

(i) Delivery of Restricted Shares by Counterparty to Bank (or its agent or affiliate) (a “Private Placement Settlement”) shall be effected in accordance with customary private placement procedures with respect to such Restricted Shares reasonably acceptable to Bank. On the date of such delivery, Counterparty shall not have taken, or caused to be taken, any action that would make unavailable either (x) the exemption pursuant to Section 4(2) of the Securities Act for the sale or deemed sale by Counterparty to Bank (or any agent or affiliate designated by Bank) of the Restricted Shares or (y) the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Restricted Shares by Bank (or any such agent or affiliate of Bank). The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Bank (and/or any such agent or affiliate of Bank), due diligence rights (for Bank or any such agent or affiliate of Bank or any buyer of the Restricted Shares designated by Bank or any such agent or affiliate of Bank), opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to Bank (or any such agent or affiliate of Bank). In the case of a Private Placement Settlement, Bank shall, in its good faith discretion, adjust the number of Restricted Shares to be delivered to Bank hereunder in a commercially reasonable manner to reflect the fact that such Restricted Shares may not be freely returned to securities lenders by Bank (or its agent or affiliate) and may only be saleable by Bank (or its agent or affiliate) at a discount to reflect the lack of liquidity in Restricted Shares. Notwithstanding the ISDA Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Scheduled Trading Day following notice by Bank to Counterparty of the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the date that would otherwise be applicable.

(ii) If Counterparty delivers any Restricted Shares in respect of the Transaction, Counterparty agrees that (A) such Shares may be transferred freely among Bank and its agents and/or affiliates and (B) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed, Counterparty shall promptly remove, or cause the transfer agent for the Shares to remove, any legends referring to any transfer restrictions from such Shares upon delivery by Bank (or such agent or affiliate of Bank) to Counterparty or such transfer agent of seller’s and broker’s representation letters customarily delivered by Bank or its affiliates in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, each without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Bank (or such agent or affiliate of Bank).

(f) Indemnity. Counterparty agrees to indemnify Bank and its affiliates and their respective directors, officers, employees, agents and controlling persons (Bank and each such affiliate or person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint and several, incurred by or asserted against such Indemnified Party arising out of, in connection with, or relating to, the execution or delivery of this Confirmation, the performance by the parties hereto of their respective obligations under the Transaction, any breach of any covenant or representation made by Counterparty in this Confirmation or the ISDA Agreement or the consummation of the transactions contemplated hereby and will reimburse any Indemnified Party for all reasonable expenses (including reasonable legal fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. Counterparty will not be liable under this Section 10(f) to the extent that any loss, claim, damage, liability or expense is found in a final and nonappealable judgment by a court to have resulted from Bank’s gross negligence or willful misconduct.

11. Representations and Covenants:

(a) In connection with this Confirmation and the Transaction and any other documentation relating to the ISDA Agreement, each party to this Confirmation represents and acknowledges to the other party that:

(i) it is an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act; and

(ii) it is an “eligible contract participant” as defined in Section 1a of the Commodity Exchange Act, as amended (the “CEA”), and this Confirmation and the Transaction hereunder are subject to individual negotiation by the parties and have not been executed or traded on a “trading facility” as defined in Section 1a of the CEA.

(b) Counterparty represents to Bank on the Trade Date, the Effective Date and any Date of Delivery (and in addition, in the case of clauses (vi), (vii), (ix), (x) and (xvii) below, on the date, if any, that Counterparty notifies Bank of its election of Cash Settlement or Net Share Settlement with respect to the Transaction or any portion thereof) that:

(i) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness;

(ii) its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, is not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction;

(iii) it understands that Bank has no obligation or intention to register the Transaction under the Securities Act or any state securities law or other applicable federal securities law;

(iv) it understands that no obligations of Bank to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any Affiliate of Bank or any governmental agency;

(v) IT UNDERSTANDS THAT THE TRANSACTION IS SUBJECT TO COMPLEX RISKS WHICH MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS;

(vi) each of its filings under the Securities Act, the Exchange Act or other applicable securities laws that are required to be filed have been filed and that, as of the respective dates thereof and as of the date of this representation, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading;

(vii) it has not and will not directly or indirectly violate any applicable law (including, without limitation, the Securities Act and the Exchange Act) in connection with the Transaction.

(viii) it has reserved and will keep available, free from preemptive rights, out of its authorized but unissued Shares, solely for the purpose of issuance upon settlement of the Transaction as herein provided, the full number of Shares as shall then be issuable upon settlement of the Transaction;

(ix) it is not entering into this Confirmation (and with respect to any election of Cash Settlement or Net Share Settlement, it is not making such election) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares);

(x) it is not entering into this Confirmation (and with respect to any election of Cash Settlement or Net Share Settlement, it is not making such election) on the basis of, and it is not aware of, any material non-public information regarding Counterparty or the Shares;

(xi) it is, and shall be as of the date of any payment or delivery by it hereunder, solvent and able to pay its debts as they come due, with assets having a fair value greater than liabilities and with capital sufficient to carry on the businesses in which it engages;

(xii) it is not and, after giving effect to the transactions contemplated hereby, will not be required to be registered as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(xiii) it is eligible to conduct a primary offering of Shares on Form S-3, the offering contemplated by the Underwriting Agreement complies with Rule 415 under the Securities Act, and the Shares are “actively traded” as defined in Rule 101(c)(1) of Regulation M (“Regulation M”) promulgated under the Exchange Act;

(xiv) it (x) has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of entering into the Transaction; (y) has consulted with its own legal, financial, accounting and tax advisors in connection with the Transaction; and (z) has entered into the Transaction for a bona fide business purpose;

(xv) it is not and has not been the subject of any civil proceeding of a judicial or administrative body of competent jurisdiction that could reasonably be expected to impair materially Counterparty’s ability to perform its obligations hereunder;

(xvi) no filing with, or approval, authorization, consent, license registration, qualification, order or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the execution, delivery and performance by Counterparty of this Confirmation and the consummation of the Transaction (including, without limitation, the issuance and delivery of Shares on any Settlement Date or Cash Settlement Payment Date, as the

case may be) except (x) such as may be required to be obtained under the Securities Act, (y) reporting obligations under the Exchange Act and (z) as may be required to be obtained under state securities laws;

(xvii) it is entering into this Confirmation (and with respect to any election of Cash Settlement or Net Share Settlement, it is making such election) in good faith, not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and it has not entered into or altered any hedging transaction relating to the Shares corresponding to or offsetting the Transaction; and

(xviii) it (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing and (C) has total assets of at least $50 million.

(c) In connection with this Confirmation and the Transaction, Counterparty agrees and acknowledges that:

(i) it shall, upon obtaining knowledge of the occurrence of any event that would, with the giving of notice, the passage of time or the satisfaction of any condition, constitute an Event of Default, a Potential Event of Default, a Termination Event in respect of which it is an Affected Party, a Potential Adjustment Event, an Extraordinary Event or an Additional Disruption Event, notify Bank within one Business Day of the occurrence of obtaining such knowledge;

(ii) in addition to any other requirements set forth herein, it shall not have the right to elect Cash Settlement or Net Share Settlement if Bank notifies it that, in the reasonable judgment of Bank, such Cash Settlement or Net Share Settlement or the related purchases of Shares by Bank (or its agent or affiliate) may raise material risks under applicable securities laws, including without limitation because such purchases, if effected by it, would not qualify for applicable safe harbors under applicable securities laws (including, without limitation, the safe harbor provided by Rule 10b-18 under the Exchange Act); and

(iii) it shall not engage in any “distribution” of Shares (as defined in Regulation M) during the period starting on the first day of any Valuation Period and ending on the first Exchange Business Day immediately following the last day of such Valuation Period (such period, the “Regulation M Period”), and, without limiting any of the foregoing, neither it nor any “affiliated purchaser” (as defined in Regulation M) will, directly or indirectly, bid for, purchase or attempt to induce any person to bid for or purchase, the Shares or securities that are convertible into, or exchangeable or exercisable for, Shares during any “restricted period” (as such term is defined in Regulation M) that occurs during the Regulation M Period.

(d) Other than (i) purchases of Shares (or any security convertible into or exchangeable for Shares) by Counterparty from participants in Counterparty’s equity compensation plans that occur or are deemed to occur in connection with the payment of any exercise price or in satisfaction of tax withholding obligations or otherwise in connection with the exercise or vesting of any equity award, (ii) acquisitions of Shares (or any security convertible into or exchangeable for Shares) from Counterparty by participants in Counterparty’s equity compensation plans or (iii) purchases of debt securities convertible into or exchangeable for Shares, Counterparty (or any “affiliated purchaser” as defined in Rule 10b-18 under the Exchange Act) shall not, without the prior written consent of Bank, directly or indirectly purchase any Shares (including by means of a derivative instrument), listed contracts on the

Shares or securities that are convertible into, or exchangeable or exercisable for Shares (including, without limitation, any Rule 10b-18 purchases of blocks (as defined in Rule 10b-18 under the Exchange Act)) on any Relevant Day during any Valuation Period, except through Bank (or its agent or affiliate). Counterparty agrees that neither it nor any of its affiliates shall take any action that would cause any purchases of Shares by Bank (or its agent or affiliate) in connection with any Cash Settlement or Net Share Settlement of the Transaction not to meet the requirements of the safe harbor provided by Rule 10b-18 under the Exchange Act if such purchases were effected by it. Without limiting the generality of the foregoing, Counterparty represents and warrants to, and agrees with, Bank that Counterparty has not and will not enter into any agreement similar to the Transaction described herein (including, for the avoidance of doubt, the Confirmations of even date herewith entered into between Counterparty and each of JPMorgan Chase Bank, National Association, Royal Bank of Canada and Wells Fargo Bank, National Association (the “Other Confirmations”) where any valuation period (however defined) in such other transaction will overlap at any time (including as a result of acceleration, postponement or extension in such valuation period as provided in the relevant agreement) with any Valuation Period under this Confirmation (it being understood that such a valuation period under the Other Confirmations will not overlap with a Valuation Period under this Confirmation if no exchange business day (however defined) under the Other Confirmations would occur on a Relevant Day under this Confirmation). In the event that the valuation period in any other similar transaction overlaps with any Valuation Period under this Confirmation as a result of any acceleration, postponement or extension of such Valuation Period, Counterparty shall promptly amend such transaction to avoid any such overlap.

(e) It is the intent of the parties that, as of the Trade Date and as of the date of any election of Cash Settlement or Net Share Settlement by Counterparty, the Transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act, and the parties agree that this Confirmation shall be interpreted in a manner to comply with the requirements of Rule 10b5-1(c) under the Exchange Act, and Counterparty shall take no action that results in the Transaction not so complying with such requirements. Without limiting the generality of the preceding sentence, Counterparty acknowledges and agrees that (A) Counterparty does not have, and shall not attempt to exercise, any influence over how, when or whether Bank (or its agent or affiliate) effects any purchases of Shares or other transactions relating to the Share in connection with the Transaction, (B) during the Valuation Period, neither Counterparty nor its officers or employees shall, directly or indirectly, communicate any information regarding Counterparty or the Shares to any employee of Bank (or its agent or affiliate) responsible for trading Shares in connection with the transactions contemplated hereby, (C) Counterparty will elect Cash Settlement or Net Share Settlement, as the case may be, in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and (D) Counterparty will not alter or deviate from this Confirmation or enter into or alter a corresponding hedging transaction with respect to the Shares. Counterparty also acknowledges and agrees that any amendment, modification or waiver of this Confirmation with respect to any Valuation Period must be effected in accordance with the requirements for the amendment of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification or waiver shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification or waiver shall be made on the basis of, or at any time at which Counterparty is aware of, any material non-public information regarding Counterparty or the Shares.

(f) Counterparty agrees to provide Bank at least 10 Scheduled Trading Days’ written notice (an “Issuer Repurchase Notice”) prior to Counterparty or any of its subsidiaries repurchasing Shares, whether out of profits or capital or whether the consideration for such repurchase is cash, securities or otherwise, that alone or in the aggregate would result in the Notional Percentage (as defined below) being (i) equal to or greater than 3.5% of the outstanding Shares and (ii) greater by 0.25% or more than the Notional Percentage at the time of the immediately preceding Issuer Repurchase Notice (or in the case of the first such Issuer Repurchase Notice, greater than the Notional Percentage as of the later of the date hereof or the immediately preceding Settlement Date, if any). The “Notional Percentage” as of any day is the fraction (1) the numerator of which is the Number of Shares and (2) the denominator of which is the number of Shares outstanding on such day. Upon receipt of an Issuer Repurchase Notice, Bank may designate an Additional Termination Event with respect to any portion of the Transaction that Bank (or its affiliate) in its sole discretion determines is necessary to reduce the Charter Percentage to 4.75%. The “Charter Percentage” shall be a fraction, the numerator of which is (i) the Number of Shares plus (ii) any other Shares that Bank, its affiliates and each other person subject to aggregation of Shares with Bank under Counterparty’s Second Amended and Restated Articles of Incorporation (the “Charter”) determines in its sole discretion may “Beneficially Own” under the Charter, and the denominator of which is the number of Shares outstanding after giving effect to the repurchase described in the relevant Issuer Repurchase Notice.

12. Miscellaneous:

(a) Early Termination. The parties agree that, notwithstanding the definition of Settlement Amount in the ISDA Agreement, for purposes of Section 6(e) of the ISDA Agreement, Second Method and Loss will apply to the Transaction.

(b) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events.

(i) In lieu of (A) designating an Early Termination Date as the result of an Event of Default or Termination Event, (B) terminating the Transaction and determining a Cancellation Amount as the result of an Additional Disruption Event, or (C) terminating the Transaction and determining an amount payable in connection with an Extraordinary Event to which Cancellation and Payment would otherwise be applicable, Bank shall be entitled to designate an early settlement date (the “Bank Early Settlement Date”), in which case the Settlement Date shall be accelerated to the Bank Early Settlement Date and Physical Settlement shall apply; provided that Bank may in its sole discretion elect to permit Counterparty to elect Cash Settlement or Net Share Settlement, in which event the Initial Valuation Date would be accelerated to the Bank Early Settlement Date. In the case of an Additional Termination Event with respect to a portion of the Transaction pursuant to Section 12(g), such acceleration of the Settlement Date or, if so permitted by Bank, the Initial Valuation Date, as the case may be, shall occur only with respect to the portion of the Transaction that Bank (or its affiliate) determines is affected by the occurrence of such event.

For the avoidance of doubt, if the Bank Early Settlement Date occurs during a Valuation Period, then settlement in respect of the Valued Shares for all Valuation Dates in such Valuation Period occurring on or prior to the Bank Early Settlement Date (the aggregate number of such Valued Shares, the “Number of Unwound Shares”) shall occur as provided in Section 5 above, and the acceleration of the Settlement Date or Initial Valuation Date, as the case may be, described in the immediately preceding sentence shall be in respect of a Number of Shares equal to the Number of Shares, minus the Number of Unwound Shares.

(ii) If, subject to Section 12(c) below, the settlement of the Transaction has not been subject to acceleration in accordance with Section 12(b)(i) and one party owes the other party any amount in connection with the Transaction pursuant to Section 12.7 or 12.9 of the Definitions (except in the case of an Extraordinary Event in which the consideration or proceeds to be paid to holders of Shares as a result of such event consists solely of cash) or pursuant to Section 6(d)(ii) of the ISDA Agreement (except in the case of an Event of Default in which Counterparty is the

Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than (x) an Event of Default of the type described in Section 5(a)(iii), (v), (vi) or (vii) of the ISDA Agreement or (y) a Termination Event of the type described in Section 5(b)(i), (ii), (iii), (iv), or (v) of the ISDA Agreement that in the case of either (x) or (y) resulted from an event or events outside Counterparty’s control) (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to (A) if the amount is owed by Bank, require Bank to satisfy any such Payment Obligation or (B) if the amount is owed by Counterparty to satisfy any such Payment Obligation, in either case by delivery of Termination Delivery Units (as defined below) by giving irrevocable telephonic notice to Bank, confirmed in writing within one Business Day, between the hours of 9:00 a.m. and 4:00 p.m. New York time on the Closing Date or Early Termination Date, as applicable (“Notice of Termination Delivery”). Upon Notice of Termination Delivery, the party with the Payment Obligation shall deliver to the other party a number of Termination Delivery Units having a cash value equal to the amount of such Payment Obligation (such number of Termination Delivery Units to be delivered to be determined by the Calculation Agent acting in a commercially reasonable manner). Settlement relating to any delivery of Termination Delivery Units pursuant to this provision shall occur within three Scheduled Trading Days if Counterparty has the Payment Obligation and within a reasonable period of time if Bank has the Payment Obligation.

“Termination Delivery Unit” means (A) in the case of a Termination Event, an Event of Default or an Extraordinary Event (other than an Insolvency, Nationalization, Merger Event or Tender Offer), one Share or (B) in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If a Termination Delivery Unit consists of property other than cash or New Shares and Counterparty provides irrevocable written notice to the Calculation Agent on or prior to the Closing Date that it elects to deliver (or, as applicable, have Bank deliver) cash, New Shares or a combination thereof (in such proportion as Counterparty designates) in lieu of such other property, the Calculation Agent will replace such property with cash, New Shares or a combination thereof as components of a Termination Delivery Unit in such amounts, as determined by the Calculation Agent in its discretion by commercially reasonable means, as shall have a value equal to the value of the property so replaced. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

(c) Set-Off and Netting. Bank agrees not to set-off or net amounts due from Counterparty with respect to the Transaction against amounts due from Bank to Counterparty under any other obligations whether by operation of law or otherwise. Section 2(c) of the ISDA Agreement as it applies to payments due with respect to the Transaction shall remain in effect and is not subject to the first sentence of this provision.

(d) Maximum Share Delivery. Notwithstanding any other provision of this Confirmation, in no event will Counterparty be required to deliver hereunder, whether pursuant to Physical Settlement, Net Share Settlement, Private Placement Settlement or otherwise, more than 17,000,000 Shares to Bank in the aggregate, subject to adjustment pursuant to the terms of this Confirmation and the Definitions in connection with a stock split or stock dividend.

(e) Status of Claims in Bankruptcy. Bank acknowledges and agrees that this Confirmation is not intended to convey to Bank rights with respect to the transactions contemplated hereby that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of

Counterparty; provided, however, that nothing herein shall limit or shall be deemed to limit Bank’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to this Confirmation and the ISDA Agreement; and, provided, further, that nothing herein shall limit or shall be deemed to limit Bank’s rights in respect of any transaction other than the Transaction.

(f) No Collateral. Notwithstanding any provision of this Confirmation or the ISDA Agreement, or any other agreement between the parties, to the contrary, the obligations of Counterparty under the Transaction is not secured by any collateral. Without limiting the generality of the foregoing, if the ISDA Agreement or any other agreement between the parties includes an ISDA Credit Support Annex or other agreement pursuant to which Counterparty collateralizes obligations to Bank, then the obligations of Counterparty hereunder will not be considered to be obligations under such Credit Support Annex or other agreement pursuant to which Counterparty collateralizes obligations to Bank, and the Transaction shall be disregarded for purposes of calculating any Exposure or similar term thereunder.

(g) Additional Termination Event. Each of the following events shall constitute an Additional Termination Event under Section 5(b)(v) of the ISDA Agreement, with the Transaction as the sole Affected Transaction and Counterparty as the sole Affected Party; provided that, in its sole discretion, Bank may designate an Additional Termination Event with respect to all or any portion of the Transaction that Bank (or its affiliate) determines is affected by the occurrence of such event:

(i) The occurrence of an Increased Dividend Event, Non-Cash Distribution Event or Extraordinary Dividend (each as defined below). An “Increased Dividend Event” shall occur if, for any calendar quarter occurring (in whole or in part) during the Relevant Dividend Period, the aggregate amount or value (as determined by the Calculation Agent) per Share of all dividends or distributions on the Shares with an ex-dividend date occurring or scheduled to occur during such calendar quarter, exceeds USD 0.135 per Share per calendar quarter. A “Non-Cash Distribution Event” shall occur if the Issuer declares a distribution or dividend of the type described in Section 11.2(e)(ii)(B), (C) or (D) of the Definitions, which distribution or dividend has an ex-dividend date occurring or scheduled to occur during the Relevant Dividend Period. “Extraordinary Dividend” means the per Share amount of any cash dividend or distribution declared by the Issuer, which dividend has an ex-dividend date occurring or scheduled to occur at any time during the Relevant Dividend Period, with respect to the Shares that is specified by the board of directors of the Issuer as an “extraordinary” dividend.

(ii) The occurrence of a Stock Borrow Event (as defined below) of which Bank has provided two (2) Scheduled Trading Days’ prior notice to Counterparty; provided that, if in respect of such Stock Borrow Event, Counterparty refers Bank (or its agent or affiliate) to a Lending Party (as defined below) that will lend Bank (or its agent or affiliate) Shares in an amount equal to the Number of Shares at a rate equal to or less than the Borrow Cost and such Lending Party lends Shares in the amount of the Number of Shares at a rate equal to or less than the Borrow Cost and on other terms and conditions satisfactory to Bank (or its agent or affiliate), in each case, within two (2) Scheduled Trading Days of receipt of the notice of Stock Borrow Event, then such Stock Borrow Event shall not constitute an Additional Termination Event. A “Stock Borrow Event” shall occur if, in its sole discretion, Bank (or its agent or affiliate) is unable to, or it is commercially impracticable for Bank (or its agent or affiliate) to, continue to borrow a number of Shares equal to the Number of Shares or that, with respect to borrowing the Number of Shares, Bank (or its agent or affiliate) would incur a rate that is greater than the Borrow Cost. A “Lending Party” means a third party that is not Counterparty that Bank (or its agent or affiliate) considers to be an acceptable counterparty (acting in good faith and in a reasonable manner in light of (x) other transactions that Bank (or its agent or affiliate) may have entered into with such party and (y) any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements or related policies and procedures are imposed by law or have been voluntarily adopted by Bank) that apply generally to transactions of a nature and kind similar to the transactions contemplated with such party); provided that, in addition to the foregoing requirements, an affiliate of Counterparty shall not be a Lending Party unless the transactions contemplated with such party would be (I) in compliance with applicable securities laws, including, without limitation, the Securities Act, as determined by Bank (or its agent or affiliate) in its reasonable discretion based on advice of counsel, and (II) on such terms and conditions as are acceptable to Bank (or its agent or affiliate) in its sole discretion.

(iii) If, on any day occurring after the Trade Date, the board of directors of Counterparty votes to approve, or there is a public announcement of, in either case, any action that, if consummated, would constitute an Extraordinary Event. Counterparty shall notify Bank of any such vote or announcement within three Business Days (and, in the case of any such vote, Counterparty shall publicly announce the occurrence of such vote within three Business Days thereof).

(h) Transfer. Bank has the right to assign any or all of its rights and obligations under the Transaction to deliver or accept delivery of Shares to any of its affiliates; provided that such assignment shall only occur in respect of the Transaction when it has become obligatory that the Transaction be settled by the transfer of Shares; and provided, further, that Counterparty shall have recourse to Bank in the event of failure by the assignee to perform any of such obligations hereunder and provided, further, that such assignment does not result in any negative tax or accounting consequences for, or additional payments by, Counterparty. Notwithstanding the foregoing, the recourse to Bank shall be limited to recoupment of Counterparty’s monetary damages and Counterparty hereby waives any right to seek specific performance by Bank of its obligations hereunder. Such failure after any applicable grace period shall be deemed to be an Additional Termination Event, such Transaction shall be the only Affected Transaction and Bank shall be the only Affected Party.

(i) Severability; Illegality. If compliance by either party with any provision of the Transaction would be unenforceable or illegal, (i) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (ii) the other provisions of the Transaction shall not be invalidated, but shall remain in full force and effect.

(j) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND BANK HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF BANK OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(k) Confidentiality. Bank and Counterparty agree that (i) Counterparty is not obligated to Bank to keep confidential from any and all persons or otherwise limit the use of any element of Bank’s descriptions relating to tax aspects of the Transaction and any part of the structure necessary to understand those tax aspects, and (ii) Bank does not assert any claim of proprietary ownership in respect of such descriptions contained herein of the use of any entities, plans or arrangements to give rise to significant U.S. federal income tax benefits for Counterparty.

(l) Securities Contract. The parties hereto intend for:

(i) each Transaction hereunder to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 555 and 560 of the Bankruptcy Code;

(ii) the rights given to Bank hereunder upon an Event of Default, Termination Event or Early Termination Date to constitute “contractual rights” to cause the liquidation of a “securities contract” or a “swap agreement” and to set off mutual debts and claims in connection with a “securities contract” or a “swap agreement”, as such terms are used in Sections 555 and 362(b)(6) of the Bankruptcy Code;

(iii) any cash, securities or other property provided as performance assurance, credit support or collateral with respect to a Transaction to constitute “margin payments” and “transfers” under a “securities contract” or a “swap agreement” as defined in the Bankruptcy Code;

(iv) all payments for, under or in connection with a Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” and “transfers” under a “securities contract” or a “swap agreement” as defined in the Bankruptcy Code; and

(v) any or all obligations that either party has with respect to this Confirmation or the ISDA Agreement to constitute property held by or due from such party to margin, guaranty or settle obligations of the other party with respect to the transactions under the ISDA Agreement (including any Transaction) or any other agreement between such parties.

(m) Beneficial Ownership. Notwithstanding anything to the contrary in the ISDA Agreement or this Confirmation, in no event shall Bank be entitled to receive (or be obligated to deliver), or shall be deemed to receive, any Shares if, upon such receipt of such Shares by Bank, (i) the Equity Percentage would be equal to or greater than 4.9% or (ii) the Share Amount would exceed the Applicable Share Limit (if any applies) (any such condition described in clauses (i) or (ii), an “Excess Ownership Position”). The “Equity Percentage” as of any day is the fraction (A) the numerator of which is the number of Shares that Bank, its affiliates and each other person subject to aggregation of Shares with Bank under Section 13 or Section 16 of the Exchange Act and the rules and regulations promulgated thereunder would directly or indirectly “beneficially own” (within the meaning of Section 13 or Section 16 of the Exchange Act and the rules and regulations promulgated thereunder) and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Bank and any person whose ownership position would be aggregated with that of Bank (Bank or any such person, a “Bank Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Bank in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (x) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Bank Person, or could result in an adverse effect on a Bank Person, under any Applicable Restriction, as determined by Bank in its reasonable discretion, minus (y) 1.0% of the number of Shares outstanding. If any delivery owed to Bank hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Clearance System Business

Day after, Bank gives notice to Counterparty that such delivery would not result in the Equity Percentage exceeding 4.9% or the Share Amount exceeding the Applicable Limit (if any applies), as the case may be.

(n) Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the ISDA Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Definitions incorporated herein, or the ISDA Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, Stock Borrow Event, an Excess Ownership Position, or Illegality (as defined in the ISDA Agreement)).

13. Addresses for Notice:

If to Bank:	To: Goldman, Sachs & Co. Attn: Bennett Schachter Equity Capital Markets 200 West Street New York, New York 10282 Telephone: 212-902-2568 Facsimile: 212-902-3000 Email: Bennett.Schachter@gs.com

With a copy to: Attn: Josh Murray Equity Capital Markets 200 West Street New York, New York 10282 Telephone: 212-902-3291 Facsimile: 212-902-3000 Email: joshua.murray@gs.com

If to Counterparty:	DDR Corp. 3300 Enterprise Parkway Beachwood, Ohio 44122
	Attention:	Luke Petherbridge Senior Vice President of Capital Markets
	Facsimile:	216-755-1827

14. Accounts for Payment:

To Bank:	Chase Manhattan Bank New York ABA No.: 021-000021 Acct.: Goldman, Sachs & Co. Acct. No.: 930-1-011483

To Counterparty:	BNF: DDR Corp. PNC Bank ABA #041000124 DDA: 4255781556

15. Delivery Instructions:

Unless otherwise directed in writing, any Share to be delivered hereunder shall be delivered as follows:

To Bank:	To be advised.

To Counterparty:	To be advised.

Yours sincerely,

Goldman, Sachs & Co.

By:	/s/ Daniela A. Rouse
Name: Daniela A. Rouse
Title: Vice President

[Signature Page to Issuer Forward Sale Transaction]

Confirmed as of the

date first above written:

DDR CORP.

By:	/s/ Luke Petherbridge
Name: Luke Petherbridge
Title: Executive Vice President of Capital Markets

[Signature Page to Issuer Forward Sale Transaction]

Annex A

RELEVANT DAYS

1	May 17, 2013
2	May 23, 2013
3	May 30, 2013
4	June 5, 2013
5	June 11, 2013
6	June 17, 2013
7	June 21, 2013
8	June 27, 2013
9	July 5, 2013
10	July 11, 2013
11	July 17, 2013
12	July 23, 2013
13	July 29, 2013
14	August 2, 2013
15	August 8, 2013
16	August 14, 2013
17	August 20, 2013
18	August 26, 2013
19	August 30, 2013
20	September 6, 2013
21	September 12, 2013
22	September 18, 2013
23	September 24, 2013
24	September 30, 2013
25	October 4, 2013
26	October 10, 2013
27	October 16, 2013
28	October 22, 2013
29	October 28, 2013
30	November 1, 2013
31	November 7, 2013
32	November 13, 2013
33	November 19, 2013